POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that the undersigned hereby appoints Murray A Indick, with full power of substitution, as my attorney-in-fact, to act in my name, place and stead in any way which I myself could do, if I were personally present, and to take all actions that she or he may deem necessary or appropriate in connection with the completion, execution and filing with the Securities and Exchange Commission, in my name and on my behalf, of a Form ID and any subsequent filings, submissions or correspondence relating thereto, and also to complete, execute and file with the Securities and Exchange Commission, in my name and on my behalf, any Forms 144, 3, 4 or 5 and any Schedules 13D or 13G (collectively, the "Forms") with respect to the undersigned's holdings of and transactions in securities that require such filings. The foregoing attorney-in-fact also is authorized to file Forms with any stock exchange or other authority where such filing is required.

The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, any of the undersigned's responsibilities to comply with the securities laws of the United States.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms with respect to the undersigned's holdings of and transactions in securities, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of June, 2004.

/s/ Christian Puscasiu